UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 8-K


                             CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


                            October 5, 2004
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            Date of Report (Date of earliest event reported)


                                CNF Inc.
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         (Exact name of registrant as specified in its charter)


Delaware                       1-5046                      94-1444798
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(State or other             (Commission               (IRS Employer
jurisdiction                File Number)            Identification No.)
of incorporation)


         3240 Hillview Avenue, Palo Alto, California     94304
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         (Address of principal executive offices)    (Zip Code)


          Registrant's telephone number, including area code:
                             (650) 494-2900

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     (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







Item 1.01    Entry into a Material Definitive Agreement.

On October 5, 2004, CNF Inc. ("CNF") and Menlo Worldwide, LLC, a wholly owned subsidiary of CNF, entered into a Stock Purchase
Agreement (the "Sale Agreement") with United Parcel Service of
America, Inc. (the "Purchaser") and United Parcel Service, Inc.
pursuant to which the Purchaser has agreed to a transaction (the
"Transaction") to acquire all of the issued and outstanding capital stock of Menlo Worldwide Forwarding, Inc. ("MWF"), a wholly owned subsidiary of Menlo Worldwide, LLC, and certain assets and liabilities of CNF or its subsidiaries related to the business as presently conducted by MWF (the "Forwarding Business").

Pursuant to the Sale Agreement, CNF will receive cash consideration of $150 million that is subject to certain adjustments, including post-closing purchase price adjustments. In addition, the Purchaser will assume indebtedness associated with the Forwarding Business, including approximately $110 million of debt held by MWF and other debt obligations related to the Forwarding Business. Consummation of the Transaction is subject to customary conditions, including receipt of government regulatory approvals and consents.

A copy of the Sale Agreement is filed with this report as Exhibit
99.1. A copy of the press release announcing the execution of the Sale Agreement is filed with this report as Exhibit 99.2. The Sale Agreement and the press release are incorporated herein by reference into this report, and the foregoing description of the Sale Agreement and the transactions contemplated therein is qualified in its entirety by reference to such exhibits.

Item 2.05 Costs Associated with Exit or Disposal Activities

Reference is made to Item 1.01 - Entry into a Material Definitive
Agreement and Item 2.06 - Material Impairments, which are incorporated herein by reference. CNF expects to recognize an impairment charge of approximately $260 million as described in
Item 2.06, which includes $9 million of transction costs related to the Transaction. Under the Transaction described in Item
1.01, CNF will sell the Forwarding Business to the Purchaser.
Pursuant to the terms of the Sale Agreement, CNF will indemnify the Purchaser against certain losses that the Purchaser may incur after the closing of the Transaction with certain limitations. Any losses related to these indemnification obligations or any other costs, including any future cash expenditures, related to the Transaction cannot be estimated at this time and will be disclosed in the future and recognized in future periods when and if incurred.

Item 2.06 Material Impairments

Reference is made to Item 1.01 - Entry into a Material Definitive Agreement and Item 2.05 - Costs Associated with Exit or Disposal Activities, which are incorporated herein by reference. As of September 30, 2004, CNF committed to a plan to sell the Forwarding Business. In connection with this plan, CNF designated the Forwarding Business as a held-for-sale asset and plans to write down the net assets of the Forwarding Business to fair value less the costs of sale. As a result, CNF plans to recognize a $260 million estimated impairment charge in the third quarter of 2004 that is based on on the fair value of the Forwarding Business as determined by the Transaction described in Item 1.01. There can be no assurance that actual costs of sale will not differ from the estimates used in the impairment charge, and that difference would be recognized as additional expense or income in the period when and if that determination can be made.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit 99.1   Stock Purchase Agreement by and among United
               Parcel Service of America, Inc., and United Parcel
               Service, Inc, CNF Inc. and Menlo Worldwide, LLC as of October 5, 2004.

Exhibit 99.2 CNF Press Release dated October 5, 2004 regarding sale of Menlo Worldwide Forwarding, Inc.


This Report on Form 8-K contains forward-looking statements that reflect management's current expectations with respect to charges associated with the sale of the Forwarding Business, and other contingencies associated with Transaction. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important factors that may cause such differences include, but are not limited to, post-closing purchase price adjustments, if any, under the Sale Agreement, indemnification obligations that may arise, if any, under the Sale Agreement, workforce reduction associated with exiting the Forwarding Business, if any, and the scope of any severance payments, and the final valuation of certain assets and liabilities associated with the Transaction.


                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 6, 2004.

                         CNF Inc.
                         (Registrant)

                         by: /s/ Chutta Ratnathicam
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                         Chutta Ratnathicam
                         Chief Financial Officer




                          EXHIBIT INDEX


Exhibit No.    Description

Exhibit 99.1   Stock Purchase Agreement by and among United
               Parcel Service of America, Inc., and United Parcel
               Service, Inc, CNF Inc. and Menlo Worldwide, LLC as of October 5, 2004.

Exhibit 99.2 CNF Press Release dated October 5, 2004 regarding sale of Menlo Worldwide Forwarding, Inc.